UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2023

ABVC BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-40700	26-0014658
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44370 Old Warm Springs Blvd. Fremont, CA	94538
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (510) 668-0881

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ABVC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

The information set forth under Item 2.02 is incorporated herein by reference.

Item 3.03. Material Modification to Rights of Security Holders.

ABVC BioPharma, Inc. (the “Company”) filed a Certificate of Amendment to its Articles of Incorporation (the “Certificate”) to be effective as of 12:01 a.m. EST on July 25, 2023 authorizing a 1-for-10 reverse stock split of the issued and outstanding shares of its common stock (the “Reverse Stock Split”). The Company’s stockholders previously approved the Reverse Stock Split at the Company’s Special Shareholder Meeting held on July 7, 2023.

Reason for the Reverse Stock Split

The Reverse Stock Split is being effected to reduce the number of issued and outstanding shares and to hope increase the per share trading value of the Company’s common stock, although that outcome is not guaranteed. In turn, the Company believes that the Reverse Stock Split will enable the Company to restore compliance with certain continued listing standards of NASDAQ Capital Market (“NASDAQ”).

Effects of the Reverse Stock Split

Effective Date; Symbol; CUSIP Number. The Reverse Stock Split will become effective at 12:01 a.m. Eastern Time on July 25, 2023, and will be reflected with NASDAQ and in the marketplace at the open of business on July 25, 2023 (the “Effective Date”), whereupon the shares of common stock began trading on a split-adjusted basis. In connection with the Reverse Stock Split, the Company’s shares of common stock will continue to trade on NASDAQ under the symbol “ABVC” but will trade under a new CUSIP Number: 00091F 304.

 Split Adjustment; No Fractional Shares. On the Effective Date, the total number of shares of the Company’s common stock held by each stockholder will be converted automatically into the number of whole shares of common stock, as applicable, equal to (i) the number of issued and outstanding shares held by such stockholder immediately prior to the Reverse Stock Split, divided by (ii) 10.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of common shares not evenly divisible by the one for ten reverse stock split ratio, will be entitled, upon surrender of certificate(s) representing these shares, to a number of common shares rounded up to the nearest whole number. The ownership of a fractional interest will not give the stockholder any voting, dividend or other rights except to have his or her fractional interest rounded up to the nearest whole number.

After the Effective Date, existing stock certificates will still be valid even though they reflect the number of shares prior to the Reverse Stock Split. If any stockholders seek to obtain a new certificate reflecting the number of shares post Reverse Stock Split, then such stockholders shall surrender to the exchange agent the certificates representing pre- Reverse Stock Split shares in exchange for certificates representing post- Reverse Stock Split shares in accordance with the procedures to be set forth in a cover letter asking for such stock certificates. The Company’s transfer agent, VStock Transfer, LLC charges stockholders a fee of $35 for each new certificate issued and $10 for cancelling each current certificate, plus mailing fees. A shareholder is not required to exchange their stock certificate.

Stockholders who are holding their shares in electronic form at brokerage firms or with the Company’s transfer agent (Vstock Transfer LLC) do not have to take any action as the effect of the Reverse Stock Split will automatically be reflected in their accounts.

State Filing. The Reverse Stock Split is being effected by the Company filing the Certificate with the Secretary of State of the State of Nevada on July 10, 2023. The Certificate is not effective until the Effective Date. A copy of the Certificate is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Capitalization. The Reverse Stock Split did not impact the number of authorized shares of common stock.

As of July 24, 2023, there were 33,080,740 shares of common stock outstanding. As a result of the Reverse Stock Split, there will be approximately 3,308,074 shares of common stock outstanding (subject to adjustment due to the effect of providing cash for fractional shares). The Reverse Stock Split will not have any effect on the stated par value of the common stock.

Each stockholder’s percentage ownership interest in the Company and proportional voting power remains virtually unchanged as a result of the Reverse Stock Split, except for minor changes and adjustments that will result from rounding up fractional shares.

All options and warrants of the Company outstanding immediately prior to the Reverse Stock Split will be appropriately adjusted as a result of the Reverse Stock Split.

Item 5.03. Amendments to Articles of Incorporation or Bylaws.

The information required by this Item 5.03 is set forth in Item 3.03 above, which information is incorporated herein by reference.

Item 8.01 Other Events.

On July 24, 2023, the Company issued a press release regarding the Reverse Stock Split. A copy of the press release is filed hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit
3.1	Certificate of Amendment to Articles of Incorporation
99.1	Press Release, dated July 21, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABVC BioPharma, Inc.

July 24, 2023	By:	/s/ Uttam Patil
Uttam Patil
Chief Executive Officer

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